June 2020

Filed pursuant to Rule 433 dated June 5, 2020

Relating to Preliminary Pricing Supplement No. 4,321 dated June 5, 2020 to Registration Statement Nos. 333-221595; 333-221595-01

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Buffered Securities with Leveraged Downside due June 8, 2023 Based on the Performance of Gold

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered Securities with Leveraged Downside due June 8, 2023 Based on the Performance of Gold, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the price of gold, which we refer to as the underlying commodity, as measured over each of the five averaging dates (as defined below). If the final commodity price is greater than the initial commodity price, you will receive a return on your investment that represents the upside performance of the underlying commodity, subject to the maximum payment at maturity. If the final commodity price is less than or equal to the initial commodity price but has decreased from the initial commodity price by an amount less than or equal to the buffer amount of 10%, the securities will redeem for par. However, if the final commodity price is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 10%, investors will lose 1.1111% for every 1% that the final commodity price has declined beyond the buffer amount of 10%. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The securities are for investors who seek a gold-based return and who are willing to risk their principal and forgo current income and upside returns above the maximum payment at maturity in exchange for the buffer feature, which applies to a limited range of negative performance of the underlying commodity, and the potential of receiving a return based on the performance of the underlying commodity. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	June 5, 2020
Original issue date:	June 10, 2020 (3 business days after the pricing date)
Maturity date:	June 8, 2023
Aggregate principal amount:	$
Interest:	None
Underlying commodity:	Gold
Payment at maturity:

•     If the final commodity price, as measured on each of the five averaging dates, is greater than the initial commodity price:

$1,000 + the upside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

•     If the final commodity price, as measured on each of the five averaging dates, is less than or equal to the initial commodity price but has decreased from the initial commodity price by an amount less than or equal to the buffer amount of 10%:

$1,000

•     If the final commodity price, as measured on each of the five averaging dates, is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 10%:

$1,000 + [$1,000 × (commodity percent change + 10%) × downside factor].

This amount will be less than the stated principal amount of $1,000, and will represent a loss of at least 10%, and possibly all, of your investment.

Upside payment:	$1,000 × commodity percent change
Buffer amount:	10%
Downside factor:	1.1111
Maximum payment at maturity:	$1,525 per security (152.50% of the stated principal amount)
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Initial commodity price:	$ , which is the commodity price on the pricing date, subject to postponement due to a non-trading day or certain market disruption events.
Final commodity price:	The arithmetic average of the commodity prices on the five averaging dates, subject to postponement due to a non-trading day or certain market disruption events.
Commodity price:	For any trading day, the afternoon London gold price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and published by the LBMA on such day.
Averaging dates:	May 30, 2023, May 31, 2023, June 1, 2023, June 2, 2023 and June 5, 2023, subject to postponement due to a non-trading day or certain market disruption events.
CUSIP / ISIN:	61766YFC0 / US61766YFC03
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $970.30 per security, or within $30.30 of that estimate. See “Investment Overview” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$20	$980
Total	$	$	$
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $20 per $1,000 stated principal amount of securities.

(2)	Please see “Supplemental information regarding plan of distribution; conflicts of interest” in this document for information about fees and commissions.

(3)	See “Use of proceeds and hedging” beginning on page 6.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 4,321 dated June 5, 2020
Prospectus Supplement dated November 16, 2017    Prospectus dated November 16, 2017

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Morgan Stanley

Morgan Stanley Finance LLC

Buffered Securities with Leveraged Downside due June 8, 2023 Based on the Performance of Gold Principal at Risk Securities

Investment Overview

The Buffered Securities with Leveraged Downside due June 8, 2023 Based on the Performance of Gold (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying commodity that offers a 1-to-1 participation in the underlying commodity if the final commodity price is greater than the initial commodity price, subject to the maximum payment at maturity; and

▪	To obtain limited protection against the loss of principal in the event of a decline of the underlying commodity on the valuation date, but only if the final commodity price has decreased from the initial commodity price by an amount less than or equal to the buffer amount of 10%.

If the final commodity price is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 10%, the securities are exposed on a 1.1111:1 basis to the percentage decline of the final commodity price beyond the buffer amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Maturity:	Approximately 3 years
Buffer amount:	10%
Downside factor:	1.1111
Maximum payment at maturity:	$1,525 per security (152.50% of the stated principal amount)
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $970.30, or within $30.30 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprises both a debt component and a performance-based component linked to the underlying commodity. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the buffer amount, downside factor and maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

June 2020	Page 2

Morgan Stanley Finance LLC

Buffered Securities with Leveraged Downside due June 8, 2023 Based on the Performance of Gold Principal at Risk Securities

Underlying Commodity Overview

The price of gold to which the return on the security is linked is the afternoon London gold price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and published by the LBMA on such day.

Underlying commodity information as of June 3, 2020
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
Gold (in U.S. dollars)	GOLDLNPM	$1,705.35	$1,317.10	$1,748.30 (on 5/20/2020)	$1,317.10 (on 6/3/2019)

* The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price on any trading day will be determined based on the price published by the LBMA.

Daily Afternoon Prices of Gold January 1, 2015 to June 3, 2020

June 2020	Page 3

Morgan Stanley Finance LLC

Buffered Securities with Leveraged Downside due June 8, 2023 Based on the Performance of Gold Principal at Risk Securities

Key Investment Rationale

This 3-year investment offers 1-to-1 participation in the underlying commodity if the final commodity price is greater than the initial commodity price, subject to the maximum payment at maturity, and provides limited protection against a decline in the underlying commodity. However, if the final commodity price is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 10%, investors will lose 1.1111% for every 1% that the final commodity price has declined beyond the buffer amount of 10%. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Scenario 1	If the final commodity price is greater than the initial commodity price, the payment at maturity for each security will be equal to $1,000 plus the upside payment, subject to the maximum payment at maturity.
Scenario 2	If the final commodity price is less than or equal to the initial commodity price but has decreased from the initial commodity price by an amount less than or equal to the buffer amount of 10%, the payment at maturity will be $1,000 per security.
Scenario 3	If the final commodity price is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 10%, you will lose 1.1111% for every 1% decline in the price of the underlying commodity beyond the buffer amount (e.g., a 70% depreciation in the underlying commodity will result in a payment at maturity of $333.33 per security).

Summary of Selected Key Risks (see page 13)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	The securities do not pay interest or guarantee a return of any principal at maturity.

▪	Your appreciation potential is limited.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets

▪	The amount payable at maturity, if any, is based on the arithmetic average of the commodity prices of the underlying commodity on each of the five averaging dates, and therefore the return amount may be less than if it were based solely on the commodity price on the final averaging date.

▪	The market price of the securities may be influenced by many unpredictable factors.

▪	The return on the securities is linked to a single commodity, and the price of gold may change unpredictably and affect the value of the securities in unforeseeable ways.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

▪	Investing in the securities is not equivalent to investing in futures contracts or in forward contracts on gold.

▪	Legal and regulatory changes could adversely affect the return on and value of your securities.

▪	There are risks relating to trading of commodities on the London Bullion Market Association.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 3-year term of the securities.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

June 2020	Page 4

Morgan Stanley Finance LLC

Buffered Securities with Leveraged Downside due June 8, 2023 Based on the Performance of Gold Principal at Risk Securities

Fact Sheet

The securities offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest, do not guarantee the return of any principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented and modified by these preliminary terms. At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the commodity price of the underlying commodity on each of the five averaging dates . The securities are issued as part of Morgan Stanley Finance LLC’s Series A Global Medium-Term Notes program. All payments on the securities are subject to our credit risk.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
June 5, 2020	June 10, 2020 (3 business days after the pricing date)	June 8, 2023 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Underlying commodity:	Gold
Payment at maturity:

• If the final commodity price, as measured on each of the five averaging dates, is greater than the initial commodity price:

$1,000 + the upside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

•     If the final commodity price, as measured on each of the five averaging dates, is less than or equal to the initial commodity price but has decreased from the initial commodity price by an amount less than or equal to the buffer amount of 10%:

$1,000

•     If the final commodity price, as measured on each of the five averaging dates, is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 10%:

$1,000 + [$1,000 × (commodity percent change + 10%) × downside factor].

This amount will be less than the stated principal amount of $1,000, and will represent a loss of at least 10%, and possibly all, of your investment.

Upside payment:	$1,000 × commodity percent change
Buffer amount:	10%
Downside factor:	1.1111
Maximum payment at maturity:	$1,525 per security (152.50% of the stated principal amount)
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Initial commodity price:	$ , which is the commodity price on the pricing date, subject to postponement due to a non-trading day or certain market disruption events.
Final commodity price:	The arithmetic average of the commodity prices on the five averaging dates, subject to postponement due to a non-trading day or certain market disruption events.
Commodity price:	For any trading day, the afternoon London gold price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and published by the LBMA on such day.
Averaging dates:	May 30, 2023, May 31, 2023, June 1, 2023, June 2, 2023 and June 5, 2023, subject to postponement due to a non-trading day or certain market disruption events.
Postponement of maturity date:	If, due to a market disruption event or otherwise, the final averaging date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the final averaging date as postponed.
Risk factors:	Please see “Risk Factors” beginning on page 13.

June 2020	Page 5

Morgan Stanley Finance LLC

Buffered Securities with Leveraged Downside due June 8, 2023 Based on the Performance of Gold Principal at Risk Securities

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61766YFC0
ISIN:	US61766YFC03
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

You should review carefully the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪ Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)
Use of proceeds and hedging:	The proceeds we receive from the sale of the securities will be used for general corporate purposes.

June 2020	Page 6

Morgan Stanley Finance LLC

Buffered Securities with Leveraged Downside due June 8, 2023 Based on the Performance of Gold Principal at Risk Securities

We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. Such purchase activity could potentially increase the initial commodity price, and, as a result, could increase the price at or above which the commodity price must be on any averaging date so that you do not suffer a loss on your initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the securities by purchasing and selling futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the securities, including on the averaging dates. We cannot give any assurance that our hedging activities will not affect the commodity price, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Additional Information About the Securities––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many plans, the securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its

June 2020	Page 7

Morgan Stanley Finance LLC

Buffered Securities with Leveraged Downside due June 8, 2023 Based on the Performance of Gold Principal at Risk Securities

fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a plan or a plan asset entity and is not purchasing such securities on behalf of or with “plan assets” of any plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information concerning plan of distribution; conflicts of interest:

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $20 per $1,000 stated principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly-owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of securities, including the maximum payment at maturity, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Overview” beginning on page 2.

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MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

This is a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the Buffered Securities with Leveraged Downside Work

The following table and payoff diagram illustrate the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying commodity. The “Return on Securities” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per security to the $1,000 stated principal amount. The hypothetical returns set forth below reflect the buffer amount of 10%, the downside factor of 1.1111 and the maximum payment at maturity of $1,525 per security (a return of 52.50% on the securities) and assume an initial commodity price of $1,700.00. The actual initial commodity price will be determined on the pricing date. The hypothetical returns set forth below are for illustrative purposes only and do not reflect the actual returns applicable to the purchaser of the securities.

Final Commodity Price	Commodity Return	Payment on Securities (per $1,000)	Return on Securities
$3,060.00	80.000%	$1,525.00	52.500%
$2,720.00	60.000%	$1,525.00	52.500%
$2,601.00	53.000%	$1,525.00	52.500%
$2,592.50	52.500%	$1,525.00	52.500%
$2,550.00	50.000%	$1,500.00	50.000%
$2,380.00	40.000%	$1,400.00	40.000%
$2,040.00	20.000%	$1,200.00	20.000%
$1,870.00	10.000%	$1,100.00	10.000%
$1,700.00	0.000%	$1,000.00	0.000%
$1,615.00	-5.000%	$1,000.00	0.000%
$1,530.00	-10.000%	$1,000.00	0.000%
$1,513.00	-11.00%	$988.89	-1.111%
$1,360.00	-20.000%	$888.89	-11.111%
$1,020.00	-40.000%	$666.67	-33.333%
$680.00	-60.000%	$444.44	-55.556%
$340.00	-80.000%	$222.22	-77.778%
$0.00	-100.000%	$0.00	-100.000%

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Buffered Securities with Leveraged Downside Payoff Diagram

How it works

•	Upside scenario. If the final commodity price is greater than the initial commodity price, investors will receive at maturity the $1,000 stated principal amount plus 100% of the appreciation of the underlying commodity above the initial commodity price over the term of the securities, subject to the maximum payment at maturity of $1,525 per security.

o	If the underlying commodity appreciates 2%, the investor would receive a 2% return, or $1,020.00 per security.

o	If the underlying commodity appreciates 70%, the investor would receive only the maximum payment at maturity of $1,525 per security, or 152.50% of the stated principal amount.

•	Par scenario. If the final commodity price is less than or equal to the initial commodity price but has decreased from the initial commodity price by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $1,000 per security.

•	Downside scenario. If the final commodity price is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying commodity beyond the buffer amount of 10% times the downside factor of 1.1111. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

o	For example, if the underlying commodity depreciates 70% from the initial commodity price to the final commodity price, investors would lose approximately 66.667% of their principal and receive only $333.33 per security at maturity, or 33.333% of the stated principal amount.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold an amount in cash based on the commodity price of the underlying commodity on each of the five averaging dates, determined as follows:

If the final commodity price is greater than the initial commodity price:

$1,000 + upside payment, subject to the maximum payment at maturity of $1,525 per security

upside payment	=	$1,000 × commodity percent change

commodity percent change	=	final commodity price – initial commodity price
initial commodity price

If the final commodity price is less than or equal to the initial commodity price but has decreased from the initial commodity price by an amount less than or equal to the buffer amount of 10%:

$1,000

buffer amount	=	10%

If the final commodity price is less than initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 10%:

$1,000 + [$1,000 × (commodity percent change + 10%) × downside factor]

downside factor	=	1.1111

There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus. We urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪	The securities do not pay interest or guarantee a return of any principal at maturity. The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and do not guarantee to pay you any of the principal amount of the securities at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the commodity price of the underlying commodity on each of the five averaging dates. If the final commodity price is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 10%, you will lose 1.1111% of the stated principal amount of each security for every 1% that the final commodity price has declined beyond the buffer amount of 10%. Accordingly, the payment at maturity may be less, and perhaps significantly less, than the $1,000 stated principal amount per security. There is no minimum payment at maturity. Accordingly, you could lose your entire investment in the securities. See “How the Buffered Securities with Leveraged Downside Work” on page 10 above.

▪	Your appreciation potential is limited. The appreciation potential of the securities will be limited by the maximum payment at maturity of $1,525 per security, or 152.50% of the stated principal amount. The payment at maturity will never exceed the maximum payment at maturity even if the final commodity price is substantially greater than the initial commodity price.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable at maturity, if any, is based on the arithmetic average of the commodity prices of the underlying commodity on each of the five averaging dates, and therefore the return amount may be less than if it were based solely on the commodity price on the final averaging date. The amount payable at maturity, if any, will be calculated by reference to the average of the commodity prices on each of the five averaging dates. Therefore, in calculating the final commodity price, positive performance of the underlying commodity as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final commodity price, calculated based on the commodity prices on each of the five averaging dates, may be less than the commodity price on the final averaging date, and as a result, the amount you receive at maturity may be less than if it were based solely on the commodity price on the final averaging date.

▪	The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the commodity price on any day will affect the value of the securities more than any other single factor. However, because the payout on the

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securities is not directly correlated to the commodity price, the securities will trade differently from gold. Other factors that may influence the value of the securities include:

•	the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices;

•	whether or not the price of the underlying commodity has decreased by an amount greater than the buffer amount of 10%;

•	trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;

•	interest and yield rates in the market;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity;

•	the time remaining until the maturity of the securities; and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if the price of the underlying commodity at the time of sale has decreased by an amount greater than the buffer amount of 10% or it is believed to be likely to do so in light of the then current price of the underlying commodity. You cannot predict the future performance of the underlying commodity based on its historical performance. There can be no assurance that you will not suffer a loss on your initial investment in the securities.

¡	The return on the securities is linked to a single commodity, and the price of gold may change unpredictably and affect the value of the securities in unforeseeable ways. Investments, such as the securities, linked to the price of a single commodity, such as gold, are subject to sharp fluctuations in the prices of the commodity over short periods of time for a variety of factors.

The price of gold to which the return on the securities is linked is the afternoon London gold price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time. Specific factors affecting the price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events as well as wars and political and civil upheavals. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors. See “Historical Information” on page 18 below.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity index, and, therefore, the value of the securities.

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▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity on the securities is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index. The price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of gold may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” on page 18 below.

▪	Investing in the securities is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. Investing in the securities is not equivalent to investing in gold or in futures contracts or in forward contracts on gold. By purchasing the securities, you do not purchase any entitlement to gold, or futures contracts or forward contracts on gold. Further, by purchasing the securities, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on gold.

▪	Legal and regulatory changes could adversely affect the return on and value of your securities. Futures contracts and options on futures contracts, including those related to the gold, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

▪	There are risks relating to trading of commodities on the London Bullion Market Association. Gold is traded on the London Bullion Market Association, which we refer to as the LBMA. The prices of gold will be determined by reference to the London gold price reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA prices as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, there are currently proposals to replace the current process for determining the commodity price for gold. If this were to change, we can give you no assurance that any new process will function as intended or that it will generate the same price as would have been generated pursuant to the current process.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 3-year term of the securities. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may,

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but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying commodity), including trading in related futures, forwards and/or options contracts on the underlying commodity as well as in other instruments related to the underlying commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. Some of our affiliates also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the initial commodity price and, as a result, could increase the price at or above which the commodity prices must be on the averaging dates so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the commodity price, including the commodity price on any averaging dates, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity, if any.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MSCG will determine the initial commodity price, the commodity price on each averaging date, the final commodity price, whether the final commodity price is less than the initial commodity price

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and, if so, whether the final commodity price is less than the initial commodity price by an amount greater than the buffer amount of 10%, the commodity percent change and whether a market disruption event has occurred. Additionally, the calculation agent will calculate the amount of cash, if any, you will receive at maturity. Any of these determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the calculation of the commodity price in the event of a market disruption event, may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Terms of the Securities—Payment at Maturity,” “—Initial Commodity Price,” “—Commodity Price,” “—Commodity Percent Change,” “—Commodity Performance Factor,” “—Averaging Dates,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” and “—Alternate Exchange Calculation in Case of an Event of Default” in accompanying preliminary pricing supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying preliminary pricing supplement, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition (other than amounts treated as “FDAP income,” as defined in the accompanying preliminary pricing supplement). The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Historical Information

The following table sets forth the published high and low prices, as well as end-of-quarter prices, for the underlying commodity for each quarter in the period from January 1, 2015 through June 3, 2020. The commodity price on June 3, 2020 was $1,705.35. We obtained the information in the table from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying commodity should not be taken as an indication of its future performance.

Gold (in U.S. dollars per troy ounce)	High ($)	Low ($)	Period End ($)
2015
First Quarter	1,295.75	1,147.25	1,187.00
Second Quarter	1,225.00	1,164.60	1,171.00
Third Quarter	1,168.00	1,080.80	1,114.00
Fourth Quarter	1,184.25	1,049.40	1,060.00
2016
First Quarter	1,277.50	1,077.00	1,237.00
Second Quarter	1,324.55	1,212.10	1,320.75
Third Quarter	1,366.25	1,308.35	1,322.50
Fourth Quarter	1,313.30	1,125.70	1,145.90
2017
First Quarter	1,257.55	1,151.00	1,244.85
Second Quarter	1,293.50	1,220.40	1,242.25
Third Quarter	1,346.25	1,211.05	1,283.10
Fourth Quarter	1,303.30	1,240.90	1,291.00
2018
First Quarter	1,354.95	1,307.75	1,323.85
Second Quarter	1,351.45	1,250.45	1,250.45
Third Quarter	1,262.05	1,178.40	1,187.25
Fourth Quarter	1,279.00	1,185.55	1,279.00
2019
First Quarter	1,343.75	1,279.55	1,295.40
Second Quarter	1,431.40	1,269.50	1,409.00
Third Quarter	1,546.10	1,388.65	1,485.30
Fourth Quarter	1,517.10	1,473.45	1,514.75
2020
First Quarter	1,683.65	1,474.25	1,608.95
Second Quarter (through June 3, 2020)	1,748.30	1,576.55	1,705.35

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